Exhibit 99.1

Willis Group Reports Third Quarter 2008 Results

3 Percent Growth in Reported Commissions and Fees;

2 Percent Organic Growth in Commissions and Fees despite Soft Insurance Market

Acquisition of HRH Completed October 1, 2008

NEW YORK--(BUSINESS WIRE)--October 22, 2008--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter and nine months ended September 30, 2008.

“Willis continues to deliver impressive growth relative to the industry despite very soft market conditions,” said Joe Plumeri, Chairman and Chief Executive Officer. “We increased our organic commissions and fees by two percent this quarter, as we continue to drive growth from our existing client base, win new business, and take advantage of growth opportunities in international markets and in key global specialty areas.”

“We’re focused on driving solid business performance while building our long-term growth potential,” said Plumeri. “We’re gaining momentum with our Shaping our Future strategy for profitable growth, especially in the areas of Marketing and Client Profitability. We continue to execute disciplined expense management to help navigate these difficult economic times, while generating the resources to invest in future profitable growth.”

Third Quarter 2008 Financial Results

Reported net income for the quarter ended September 30, 2008 was $36 million, or $0.25 per diluted share, compared with $67 million, or $0.46 per diluted share, a year ago. The results for the third quarter 2008 were impacted by financing and integration costs totaling $10 million ($7 million, or $0.05 per diluted share, after tax) associated with the acquisition of Hilb Rogal & Hobbs Company (HRH) which closed on October 1, 2008.

Excluding these costs and net loss on disposal of operations, adjusted earnings per diluted share were $0.32 in the third quarter 2008, a decrease of 30 percent from $0.46 in the third quarter 2007. The impact of foreign currency decreased third quarter 2008 earnings per diluted share by $0.09 compared with the third quarter 2007.

Total reported revenues for the quarter ended September 30, 2008 were $579 million compared with $574 million for the same period last year, an increase of 1 percent. The effect of foreign currency increased reported revenues by 1 percent.

Organic growth in commissions and fees was 2 percent in the third quarter 2008 compared with third quarter 2007. This reflected net new business won of 5 percent offset by a negative 3 percent impact from declining premium rates tempered by other market factors, such as higher commission rates, higher insured values and changes in limits and exposures. Steady, strong client retention levels and momentum from Shaping our Future growth initiatives, such as Shaping our Future Marketing and Client Profitability also contributed to organic growth.

The International business segment contributed 10 percent organic growth in commissions and fees in the third quarter 2008 compared with the same period in 2007. There was continued strength in Europe, especially Spain, Denmark and Norway, Latin America, Asia, especially Hong Kong and Singapore, as well as our emerging market countries including Russia and China.

The North America segment reported organic growth in commissions and fees of negative 2 percent compared with third quarter 2007 in a soft insurance market. North America had strong performance in key growth markets including New York, Boston and Chicago. Organic growth was tempered by the impact of the soft insurance market on placements of North America business in London and Bermuda.

The Global segment, which comprises Global Specialties and Reinsurance, recorded negative 2 percent organic growth in commissions and fees in the third quarter 2008 compared with third quarter 2007. Global Specialties had positive organic growth in commissions and fees across many specialty businesses. Reinsurance reported negative organic growth in commissions and fees with growth in international operations more than offset by reduced US revenues due to declining rates, lower primary premium volumes, and decreased reinsurance purchasing by the primary carriers.

Reported operating margin was 11.4 percent for the quarter ended September 30, 2008 compared with 16.2 percent for the same period last year. Excluding certain items, adjusted operating margin was 12.1 percent for the quarter ended September 30, 2008 compared with 16.2 percent a year ago, as we continue to reinvest growth in strategic hires and key initiatives. Foreign exchange translation had a negative 260 basis point impact on the adjusted operating margin in the third quarter 2008.

Nine Months 2008 Financial Results

Reported net income for the nine months ended September 30, 2008 was $241 million, or $1.70 per diluted share, compared with $314 million or $2.12 a year ago. The results for the first nine months of 2008 were significantly impacted by pre-tax charges totaling $95 million for the 2008 expense review and pre-tax financing and integration costs of $10 million associated with the acquisition of HRH.

Excluding these items and net loss on disposal of operations, which are reviewed in detail later in this release, adjusted earnings per diluted share increased 6 percent to $2.24 for the nine months ended September 30, 2008, compared to $2.12 a year ago. Foreign currency translation had zero impact on earnings per diluted share for the first nine months of 2008 compared with the first nine months of 2007.

Total reported revenues for the nine months ended September 30, 2008 were $2,035 million compared with $1,939 million for the same period last year, an increase of 5 percent. The effect of foreign currency translation increased reported revenues by 3 percent.

Organic growth in commissions and fees was 3 percent for the nine months ended September 30, 2008 compared with the same period in 2007. This growth was attributed to net new business won of 5 percent offset by a negative 2 percent impact from declining premium rates tempered by other market factors such as higher commission rates, higher insured values and changes in limits and exposures.

Reported operating margin was 18.1 percent for the nine months ended September 30, 2008 compared to 24.2 percent for the same period last year. Excluding certain items, adjusted operating margin was 22.9 percent for the nine months ended September 2008, compared to 24.2 percent for the same period last year. Foreign exchange had a negative 80 basis point impact on the adjusted operating margin through the first nine months of 2008.

The effective underlying tax rate for the nine months ended September 30, 2008 was 27.0 percent, excluding the tax effects of the disposal of the London headquarters and the benefit of the release of tax provisions relating to the resolution of prior period tax positions.

Capital

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, an annual rate of $1.04 per share. The dividend is payable on January 16, 2009 to shareholders of record on December 31, 2008.

As at September 30, 2008, cash and cash equivalents totaled $156 million, total debt was $1.4 billion and total stockholders’ equity was $1.4 billion. There were no share repurchases during the quarter and $75 million has been repurchased to date under the existing $1 billion buyback authorization.

Acquisition of Hilb Rogal & Hobbs Company

On October 1, 2008, the Company completed the acquisition of Hilb Rogal & Hobbs Company (HRH), the eighth largest insurance and risk management intermediary in the United States.

Total consideration paid by Willis was approximately $1.7 billion, which was comprised of approximately 24.4 million shares of common stock valued at $773 million and $942 million of cash. The total purchase price of approximately $2.1 billion included the assumption of approximately $400 million of HRH existing debt.

The Company funded the transaction on October 1, 2008 with $1.0 billion from a 364-day interim credit facility and $525 million from a $700 million 5-year term loan facility. In addition, the Company repaid the outstanding balance on its existing revolving credit facility and replaced this with a new $300 million line of credit. Over time, the Company plans to repurchase the majority of the shares issued in connection with the merger under its existing $1 billion buyback authorization.

Outlook

The Shaping our Future strategy is a series of initiatives designed to deliver profitable growth, and as previously reported, the Company has decided to invest in further key hires and initiatives in 2008 and 2009. In light of current global economic uncertainty, the Company continues to review vigorously the expense base. The Company incurred a pre-tax charge of $95 million through the nine months ended September 30, 2008. Currently the Company does not anticipate further charges in conjunction with this ongoing exercise. The Company anticipates achieving a higher level of cost savings than originally estimated to enable continued funding for growth.

The Company completed the acquisition of HRH on October 1, 2008 and its results of operations will be included in reported results from that day forward. Hence, previously stated 2008 financial goals for Willis on a stand alone basis of adjusted earnings per diluted share in the range of $2.85 - $2.95 and adjusted operating margin of approximately 24 percent have been revised. The Company currently expects adjusted earnings per diluted share to be in the range of $2.60-$2.70 and adjusted operating margin of approximately 22 percent for the full year 2008, excluding the impact of foreign exchange movements in the fourth quarter.

In light of current global economic uncertainty, the Company is also reviewing its current stated financial goals for 2009 and 2010. While the Company hopes to reaffirm these goals, the potential impact of this uncertainty on current insurance pricing or on potential changes in the buying decisions of clients cannot be predicted at this time. The Company expects to update financial goals with the release of full year 2008 results.

“These are unprecedented times, and we are responding with an appropriate sense of urgency,” Plumeri said. “We will continue to execute Shaping our Future strategies for profitable growth and have already begun the integration of the HRH acquisition. We are striving to meet the stated financial goals for 2009 and 2010, yet we need time to assess the potential impact of the current global economic uncertainty on the current outlook. Therefore, we will update those goals when we announce year-end results.”

Conference Call and Web Cast

A conference call to discuss third quarter 2008 results will be held on Thursday, October 23, 2008, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 617-1526 (domestic) or +1 (210) 795-0624 (international) with a pass code of "Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through November 24, 2008 at 11:00 PM Eastern Time, by calling (866) 372-3809 (domestic) or +1 (203) 369-0248 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the business combination transaction involving Willis and HRH, our outlook and guidance regarding future adjusted operating margin and adjusted earnings per diluted share, future capital expenditures, expected growth in commissions and fees, business strategies, competitive strengths, goals, the anticipated benefits of new initiatives, growth of our business and operations, plans, and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the acquisition of HRH or the amount of time it may take to achieve such cost savings, synergies and benefits expected due to the integration of HRH with our operations, our ability to implement and realize anticipated benefits of the Shaping our Future initiative and other new initiatives, the extent and timing of, and prices paid in connection with, any share repurchases under existing or future programs, our ability to retain existing clients and attract new business, and our ability to retain key employees, changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane, volatility or declines in other insurance markets and the premiums on which our commissions are based, impact of competition,
  the timing or ability to carry out share repurchases or take other steps to manage our capital, fluctuations in exchange and interest rates that could affect expenses and revenue, rating agency actions that could inhibit ability to borrow funds or the pricing thereof, domestic and foreign legislative and regulatory changes affecting both our ability to operate and client demand, potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations, changes in the tax or accounting treatment of our operations, our exposure to potential liabilities arising from errors and omissions claims against us, the results of regulatory investigations, legal proceedings and other contingencies, and the timing of any exercise of put and call arrangements with associated companies.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see also Part I, Item 1A ‘‘Risk Factors’’ included in Willis’s Form 10-K for the year ended December 31, 2007 and Item 1A of HRH’s Form 10-K for the fiscal year ended December 31, 2007, and similar sections of each company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008. Copies of said 10-Ks and 10-Qs are available online at http://www.sec.gov or on request from the applicable company.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three and nine months ended September 30, 2008 and balance sheet as at that date.

WILLIS GROUP HOLDINGS LIMITED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues
Commissions and fees	$556	$542	$1,969	$1,853
Investment income	22	25	64	72
Other income	1	7	2	14
Total Revenues	579	574	2,035	1,939
Expenses
Salaries and benefits	359	352	1,198	1,089
Other operating expenses	131	116	421	341
Depreciation expense and amortization of intangible assets	20	16	53	49
Gain on disposal of London headquarters	-	(3)	(8)	(9)
Net loss on disposal of operations	3	-	3	-
Total Expenses	513	481	1,667	1,470
Operating Income	66	93	368	469
Interest expense	32	17	69	48
Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	34	76	299	421
Income taxes	2	12	74	116
Income before Interest in Earnings of Associates and Minority Interest	32	64	225	305
Interest in earnings of associates, net of tax	6	5	29	20
Minority interest, net of tax	(2)	(2)	(13)	(11)
Net Income	$36	$67	$241	$314

Earnings per Share
- Basic	$0.25	$0.47	$1.70	$2.15
- Diluted	$0.25	$0.46	$1.70	$2.12

Average Number of Shares Outstanding
- Basic	142	143	142	146
- Diluted	142	145	142	148

WILLIS GROUP HOLDINGS LIMITED
SUMMARY BALANCE SHEETS
(in millions) (unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash & cash equivalents	$156	$200
Fiduciary funds—restricted	1,699	1,520
Short-term investments	35	40
Accounts receivable, net	9,937	8,241
Fixed assets, net	313	315
Goodwill and intangibles, net	1,729	1,726
Investments in associates	237	193
Pension benefits asset	487	404
Other assets	368	309
Total Assets	$14,961	$12,948
Liabilities and Stockholders’ Equity
Accounts payable	$11,157	$9,265
Deferred revenue and accrued expenses	293	388
Net deferred tax liabilities	39	5
Income taxes payable	30	43
Long-term debt	1,370	1,250
Liability for pension benefits	46	43
Other liabilities	576	559
Total Liabilities	13,511	11,553
Minority interest	46	48
Total stockholders’ equity	1,404	1,347
Total Liabilities and Stockholders’ Equity	$14,961	$12,948

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes the impact of foreign currency translation and acquisitions and disposals from reported commissions and fees. We use organic commissions and fees growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

Adjusted operating income and adjusted net income

Our results have been impacted by the charges related to the 2008 expense review and costs associated with the acquisition of HRH, together with net gains/losses on disposal of operations. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following tables reconcile this change to organic growth in commissions and fees by business unit for the three and nine months ended September 30, 2008:

	Three months ended September 30,			Change attributable to
	2008	2007 (a)	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
Global	$ 159	$ 161	(1)%	0%	1%	(2)%
North America	175	180	(3)%	0%	(1)%	(2)%
International	222	201	10%	1%	(1)%	10%
Commissions and fees	$ 556	$ 542	3%	1%	0%	2%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees’ are now reported separately as ‘Other income’. As a result of this change, $5 million previously reported within North America’s commissions and fees in third quarter 2007 and $2 million previously reported within International’s commissions and fees is now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the quarter ended September 30, 2007.

	Nine months ended September 30,			Change attributable to
	2008	2007 (b)	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
Global	$ 627	$ 608	3%	3%	0%	0%
North America	559	558	0%	0%	0%	0%
International	783	687	14%	6%	0%	8%
Commissions and fees	$ 1,969	$ 1,853	6%	3%	0%	3%

b) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees’ are now reported separately as ‘Other income’. As a result of this change, $12 million previously reported within North America’s commissions and fees and $2 million previously reported in International’s commissions and fees in first nine months of 2007, is now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the nine months ended September 30, 2007.

3. 2008 Expense Review

The Company is conducting a thorough review of all businesses to identify additional opportunities to rationalize its expense base. Consequently, the Company incurred a pre-tax charge of $95 million ($68 million or $0.47 per diluted share after tax) in the nine months ended September 30, 2008 for contract buyouts, severance and other costs as analyzed in the following table:

	Three months ended September 30, 2008	Nine months ended September 30, 2008
	Pre-tax	Pre-tax
Salaries and benefits – severance (a)	$ -	$ 24
Salaries and benefits – other (b)	-	42
Other operating expenses (primarily relating to property and systems rationalization)	-	29
	$ -	$ 95

a) Severance costs relate to approximately 350 positions through the nine months ended September 30, 2008, which have been, or are in the process of being, eliminated.

b) Other salaries and benefits costs relate primarily to contract buyouts.

4. Adjusted Operating Income

Adjusted operating income is defined as operating income excluding integration costs associated with the acquisition of HRH, net gains/losses on disposal of operations and the charges related to the 2008 expense review. Operating income is the most directly comparable GAAP measure, and the following tables reconcile adjusted operating income to operating income for the three and nine months ended September 30, 2008 and 2007:

	Three months ended September 30,
	2008	2007	% Change
Operating Income, GAAP basis	$ 66	$ 93	(29)%
Excluding:
HRH integration costs	1	-
Net loss on disposal of operations	3	-

Adjusted Operating Income	$ 70	$ 93	(25)%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	11.4%	16.2%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	12.1%	16.2%
	Nine months ended September 30,
	2008	2007	% Change
Operating Income, GAAP basis	$ 368	$ 469	(22)%
Excluding:
HRH integration costs	1	-
Net loss on disposal of operations	3	-
Salaries and benefits – severance (a)	24	-
Salaries and benefits – other (b)	42	-
Other operating expenses (primarily relating to property and systems rationalization)	29	-

Adjusted Operating Income	$ 467	$ 469	0%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	18.1%	24.2%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	22.9%	24.2%

a) Severance costs relate to approximately 350 positions which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $2 million in the nine months ended September 30, 2008 ($2 million in the nine months ended September 30, 2007).

b) Other salaries and benefits costs relate primarily to contract buyouts.

5. Adjusted Net Income

Adjusted net income is defined as net income excluding financing and integration costs associated with the acquisition of HRH, net gains/losses on disposal of operations and the charges related to the 2008 expense review. Net income is the most directly comparable GAAP measure, and the following tables reconcile adjusted net income to net income for the three and nine months ended September 30, 2008 and 2007:

	Three months ended September 30,			Per diluted share Three months ended September 30,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$ 36	$ 67	(46)%	$ 0.25	$ 0.46	(46)%

Excluding:
HRH financing and integration costs, net of tax ($3)	7	-		0.05	-
Net loss on disposal of operations, net of tax ($1)	2	-		0.02	-

Adjusted Net Income	$ 45	$ 67	(33)%	$ 0.32	$ 0.46	(30)%

Diluted shares outstanding, GAAP basis	142	145
	Nine months ended September 30,			Per diluted share Nine months ended September 30,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$ 241	$ 314	(23)%	$ 1.70	$ 2.12	(20)%

Excluding:
HRH financing and integration costs, net of tax ($3)	7	-		0.05	-
Net loss on disposal of operations, net of tax ($1)	2	-		0.02	-
Salaries and benefits – severance, net of tax ($7) (a)	17	-		0.12	-
Salaries and benefits – other, net of tax ($12) (b)	30	-		0.21	-
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($8)	21	-		0.14	-

Adjusted Net Income	$ 318	$ 314	1%	$ 2.24	$ 2.12	6%

Diluted shares outstanding, GAAP basis	142	148

a) Severance costs relate to approximately 350 positions through the nine months ended September 30, 2008, which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $2 million in the nine months ended September 30, 2008 ($2 million in the nine months ended September 30, 2007).

b) Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3 YTD
Revenues
Commissions and fees	$ 711	$ 600	$ 542	$ 610	$ 2,463	$ 772	$ 641	$ 556	1,969
Investment income	24	23	25	24	96	22	20	22	64
Other income (a)	4	3	7	5	19	1	-	1	2
Total Revenues	739	626	574	639	2,578	795	661	579	2,035
Expenses
Salaries and benefits	377	360	352	359	1,448	411	428	359	1,198
Other operating expenses	111	114	116	119	460	149	141	131	421
Depreciation expense and amortization of intangible assets	16	17	16	17	66	16	17	20	53
Gain on disposal of London headquarters	(3)	(3)	(3)	(5)	(14)	(6)	(2)	-	(8)
Net loss/(gain) on disposal of operations	-	-	-	(2)	(2)	-	-	3	3
Total Expenses	501	488	481	488	1,958	570	584	513	1,667
Operating Income	238	138	93	151	620	225	77	66	368
Operating Income margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%	11.6%	11.4%	18.1%
Interest expense	12	19	17	18	66	16	21	32	69
Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	226	119	76	133	554	209	56	34	299
Income taxes	68	36	12	28	144	60	12	2	74

Income before Interest in Earnings of Associates and Minority Interest	158	83	64	105	410	149	44	32	225
Interest in earnings of associates, net of tax	19	(4)	5	(4)	16	26	(3)	6	29
Minority interest, net of tax	(8)	(1)	(2)	(6)	(17)	(9)	(2)	(2)	(13)
Net Income	$ 169	$ 78	$ 67	$ 95	$ 409	$ 166	$ 39	$ 36	$ 241
Earnings per Share
- Diluted	$ 1.10	$ 0.54	$ 0.46	$ 0.66	$ 2.78	$ 1.16	$ 0.27	$ 0.25	$ 1.70
Average Number of Shares Outstanding
- Diluted	154	145	145	145	147	143	142	142	142

a) Other income represents the gains on the disposal of intangible assets, including books of business. This income was previously recorded within commissions and fees.

WILLIS GROUP HOLDINGS LIMITED SEGMENTAL SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3 YTD
Commissions and Fees (a)
Global	261	186	161	142	750	277	191	159	627
North America	184	194	180	193	751	191	193	175	559
International	266	220	201	275	962	304	257	222	783
Total Commissions and Fees	711	600	542	610	2,463	772	641	556	1,969
Total Revenues
Global	272	197	173	154	796	285	199	167	651
North America	193	202	190	201	786	196	197	179	572
International	274	227	211	284	996	314	265	233	812
Total Revenues	739	626	574	639	2,578	795	661	579	2,035
Operating Income (b)
Global	122	56	37	10	225	133	58	21	212
North America	27	44	32	49	152	27	32	17	76
International	87	43	27	94	251	104	58	37	199
Corporate and Other (c)	2	(5)	(3)	(2)	(8)	(39)	(71)	(9)	(119)
Total Operating Income	238	138	93	151	620	225	77	66	368
Organic Commissions and Fees Growth
Global	3%	0%	2%	(7)%	0%	2%	0%	(2)%	0%
North America	6%	5%	2%	(7)%	1%	3%	(1)%	(2)%	0%
International	8%	7%	7%	9%	8%	5%	10%	10%	8%
Total Organic Revenue Growth	6%	4%	4%	0%	3%	3%	3%	2%	3%
Operating Margin (b)
Global	44.9%	28.4%	21.4%	6.5%	28.3%	46.7%	29.1%	12.6%	32.6%
North America	14.0%	21.8%	16.8%	24.4%	19.3%	13.8%	16.2%	9.5%	13.3%
International	31.8%	18.9%	12.8%	33.1%	25.2%	33.1%	21.9%	15.9%	24.5%
Total Operating Margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%	11.6%	11.4%	18.1%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees,’ are now reported separately as ‘Other income.’ As a result of this change, $17 million previously reported within North America’s commissions and fees and $2 million previously reported within International in full year 2007, are now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the three and nine months ended September 30, 2007.

b) Also with effect from January 1, 2008, the Company changed its basis of segmental allocation for central costs. In particular, all accounting adjustments for hedging transactions are now held at the Corporate level, together with certain legal costs. As a result of this change, an additional $1 million net operating loss for full year 2007, previously reported within Corporate, has been allocated to the operating segments.

c) Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, and, in the nine months ended September 30, 2008, the $95 million charge for the 2008 expense review ($33 million in first quarter and $62 million in second quarter 2008) and integration costs associated with the acquisition of HRH.

CONTACT:
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
OR
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com
OR
Will Thoretz, 212-915-8251
will.thoretz@willis.com